Exhibit 99.1
PRESS RELEASE

Contact:     Donald F. Gayhardt, President
             Dollar Financial Group, Inc.
             (610) 296-3400 x125

              Dollar Financial Group, Inc. announces agreement with
                               Eagle National Bank

For Immediate Release

BERWYN, PENNSYLVANIA, January 4, 2002 -- Dollar Financial Group, Inc. today announced that it has entered into an agreement with Eagle National Bank under the terms of which Eagle will discontinue the business of offering payday loans through Dollar locations not later than June 15, 2002. Dollar plans to continue its payday lending activities through its relationship with Eagle until Dollar makes suitable arrangements with one or more successor federally insured depository institutions, which it expects to do prior to June 15.

Commenting on the developments, Jeffrey A. Weiss, Dollar's Chairman and CEO, said, "We are disappointed that our relationship with Eagle will be coming to an end. Eagle has been a terrific partner and it is unfortunate that the bank's overall financial performance has led them to exit this profitable line of business. We believe that the Eagle/Dollar program was a conservative and well-managed model for the industry."

Since 1995, Dollar has acted as exclusive originating agent and servicer for Eagle's payday lending program. For the fiscal year ended June 30, 2001, Dollar acted as originating agent and servicer for $377.0 million of Eagle loans. For the fiscal quarter ended September 30, 2001, Dollar acted as originating agent and servicer for $100.4 million of Eagle loans.

Dollar has arranged for Eagle to sell participations in its payday-loan portfolio in order to enable Eagle to comply with the terms of a consent order with its principal regulator, the Office of the Comptroller of the Currency. The consent order, among other things, requires Eagle to address deficiencies in its controls and business operations which have given rise to substantial losses from Eagle's lines of business unrelated to payday lending. Dollar expects that these participation arrangements will be sufficient to enable Eagle to continue payday lending through June 15.

Dollar currently offers the Eagle CASH 'TIL PAYDAY(R) loan product in 1,618 company-owned stores and merchant partner locations in the U.S. and believes that the product represents an important service to its customer base. Dollar is currently exploring options, including entering into a payday lending relationship with other insured depository institutions or offering payday loans for its own account as a state-regulated lender.

Dollar is an international consumer financial services company with locations in the United States, Canada, the United Kingdom and Australia.

This release may contain certain forward-looking statements regarding Dollar's expected performance for future periods. Actual results for such periods may materially differ. Such forward-looking statements involve risks and uncertainties, including risks related to depository institutions and of changing market conditions in the overall economy and the industry, consumer demand, the opening of new stores, the success of Dollar's acquisition strategy and other factors detailed from time to time in Dollar's annual and other reports filed with the Securities and Exchange Commission.


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